================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM T-3/A

                                (AMENDMENT NO. 1)

                   APPLICATION FOR QUALIFICATION OF INDENTURE
                      UNDER THE TRUST INDENTURE ACT OF 1939


                                 WORLDCOM, INC.
                               (Name of Applicant)

                          22001 Loudoun County Parkway
                             Ashburn, Virginia 20147
                    (Address of Principal Executive Offices)

                          SECURITIES TO BE ISSUED UNDER
                         THE INDENTURE TO BE QUALIFIED:

    Title of Class                                 Amount
    --------------                                 ------
     Senior Notes                  Up to a maximum aggregate principal amount of
                                                $5,665,000,000

                        --------------------------------

                  Approximate date of proposed public offering:
           Upon the Effective Date under the Plan (as defined herein).

                        --------------------------------


                            Anastasia D. Kelly, Esq.
                  Executive Vice President and General Counsel
                                 WorldCom, Inc.
                          22001 Loudoun County Parkway
                             Ashburn, Virginia 20147
                     (Name and Address of Agent for Service)


                                 With a copy to:

                                Simeon Gold, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153


--------------------------------------------------------------------------------

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

                                   FORM T-3/A
                                (AMENDMENT NO. 1)

                                     GENERAL

ITEM 1.    GENERAL INFORMATION.

           (a) The Applicant, WorldCom, Inc., is a corporation (the name of which will be changed to MCI, Inc. upon the Effective Date of the Plan (as defined herein)). Certain subsidiaries of the Applicant will guarantee the Senior Notes (defined below).

           (b) The Applicant is a Georgia corporation but will reincorporate as a Delaware corporation upon the Effective Date of the Plan.

ITEM 2.    SECURITIES ACT EXEMPTION APPLICABLE.

           The Applicant intends to offer, under the terms and subject to the conditions set forth in the Disclosure Statement, as amended (the "Disclosure Statement") and an accompanying Joint Plan of Reorganization, as amended, under Chapter 11 of the Bankruptcy Code (the "Plan") of Applicant and certain of its subsidiaries (collectively, the "Debtors"), Senior Notes (the "Senior Notes"), up to a maximum aggregate principal amount equal to $5,665,000,000, which will be issued in three series due 2006, 2008 and 2013. The indentures attached to this Form T-3/A as Exhibits T3C-1, T3C-2 and T3C-3 (collectively, the "Indenture") set forth the terms for the Senior Notes due 2013, 2008 and 2006, respectively. But for the principal amount of the Senior Notes, the interest rate, and the redemption provision in Section 3.07 of the Indenture and in the Senior Note, the terms of Senior Notes due 2006 and Senior Notes due 2008 will be the same as those set forth in the indenture for the Senior Notes due 2013. Because pursuant to the Plan, Electing Holders (as defined in the Plan) have the option to exchange their claims for Senior Notes or common stock of the Applicant or a combination thereof, the aggregate principal amount of the Senior Notes will not be known until all such holders have made their election, but in no event will the aggregate principal amount of the Senior Notes be greater than $5,665,000,000.

           The Senior Notes are being offered by the Applicant in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by section 1145 of title 11 of the United States Code, as amended (the "Bankruptcy Code"). Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a bankruptcy plan of reorganization from registration under the Securities Act and under equivalent state securities and "blue sky" laws if the following requirements are satisfied: (i) the securities are issued by the debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Applicant believes that the offer and exchange of the Senior Notes under the Plan will satisfy such requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, such offer and exchange is exempt from the registration requirements referred to above. Pursuant to the Plan, Senior Notes will be issued to the Electing Holders and holders of MCIC Senior Debt Claims (as defined in the Plan) in satisfaction of their claims against all of the Debtors. For a more complete description of the Senior Notes, reference is made to the Indenture.

                                  AFFILIATIONS

ITEM 3.    AFFILIATES.

           (a) Set forth below is a list of all direct and indirect subsidiaries of the Applicant (the "Subsidiaries" and each a "Subsidiary"). Unless stated otherwise, each Subsidiary is wholly owned by the Applicant or a Subsidiary.

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
21-800-Collect, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
3568695 Canada, Inc.                                                 Canada
------------------------------------------------ ----------------------------------------- -----------------------------------------
Access Network Services, Inc.                                        Texas
------------------------------------------------ ----------------------------------------- -----------------------------------------
Access Virginia, Inc.                                               Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Advantage Company Limited                                           Bermuda
------------------------------------------------ ----------------------------------------- -----------------------------------------
ALD Communications, Inc.                                           California
------------------------------------------------ ----------------------------------------- -----------------------------------------
ANS Communications Europe Ltd.                                   United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
Atlantic Ocean Cables Limited (f/k/a Gemini                         Bermuda
Submarine Cable System Limited)
------------------------------------------------ ----------------------------------------- -----------------------------------------
Avantis Investments Inc.                                             Cayman
------------------------------------------------ ----------------------------------------- -----------------------------------------
BC Yacht Sales, Inc.                                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
BCT Holdings, LLC                                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
BCT Real Estate, LLC                                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
B.T.C. Real Estate Investments, Inc.                                 Missouri
------------------------------------------------ ----------------------------------------- -----------------------------------------
BFC Communications, Inc.                                             Nevada
------------------------------------------------ ----------------------------------------- -----------------------------------------
Bittel Telecommunications Corporation                              California
------------------------------------------------ ----------------------------------------- -----------------------------------------
Bolivarsat S.A.                                                      Brazil                       51% owned by Star One S.A.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brasilcenter Comunicacoes Ltda.                                      Brazil                   99% owned by Empresa Brasileira de
                                                                                                Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Arkansas, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Bakersfield,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Connecticut,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Fresno, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Idaho, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Massachusetts,                       Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Michigan, Inc.                       Michigan
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Minnesota, Inc.                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Mississippi,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Missouri, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Nevada, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       3

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of New England,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of New Mexico, Inc.                     Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of New York, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Ohio, Inc.                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Oklahoma, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Rhode Island,                        Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Sacramento, Inc.                      Nevada
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of San Jose, Inc.                        Nevada
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Stockton, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Tennessee, Inc.                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Texas, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Tucson, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Tulsa, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Utah, Inc.                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications of Virginia, Inc.                       Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Communications-LD, Inc.                                 Nevada
------------------------------------------------ ----------------------------------------- -----------------------------------------
Brooks Fiber Properties, Inc.                                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
BTC Finance Corp.                                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
BTC Transportation Corporation                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Business Internet, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
CC Wireless, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Chicago Fiber Optic Corporation                                     Illinois
------------------------------------------------ ----------------------------------------- -----------------------------------------
Click 21 Comercio de Publicidade Ltda.                               Brazil                 99.99% owned by Empresa Brasileira de
                                                                                            Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------
CMIST Pty Limited                                                  Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Com Systems, Inc.                                                  California
------------------------------------------------ ----------------------------------------- -----------------------------------------
COM/NAV Realty Corp.                                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Compuplex Incorporated                                                Ohio
------------------------------------------------ ----------------------------------------- -----------------------------------------
Comunicaciones Racotec, S.A.                                       Costa Rica
------------------------------------------------ ----------------------------------------- -----------------------------------------
Corporacion ABC lnternacional, S. de R.L. de                         Mexico
C.V.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Cross Country Telecommunications, Inc.                             New Jersey
------------------------------------------------ ----------------------------------------- -----------------------------------------
Cross Country Wireless, Inc.                                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
CS Network Services, Inc.                                          California
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       4

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
CS Wireless Battle Creek, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
CS Wireless Systems, Inc.                                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Debrant Limited                                                   New Zealand
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex, Incorporated                                                 Delaware                94.1% owned by Intermedia Investment,
                                                                                                             Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex International Holding Company                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex (UK) Limited                                               United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex (Netherlands) B.V.                                          Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex (Sweden) AB                                                    Sweden
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex Germany GmbH                                                  Germany
------------------------------------------------ ----------------------------------------- -----------------------------------------
Digex France SAS                                                     France
------------------------------------------------ ----------------------------------------- -----------------------------------------
E.L. Acquisition, Inc.                                              Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Americas Inc                                               Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Chile S/A                                                   Chile                  99.99% owned by Empresa Brasileira de
                                                                                                Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Clearinghouse Ltda.                                         Brazil                 99.99% owned by Empresa Brasileira de
                                                                                                Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Participacoes S.A.                                          Brazil                   51.79% owned by MCI International
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Internacional S/A                                         Argentina                  99% owned by Empresa Brasileira de
                                                                                                Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel S.A.                                                        Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Solucoes Ltda.                                              Brazil                 99.99% owned by Embratel Participacoes
                                                                                                             S.A.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Embratel Uruguay Sociedad Anonima                                   Uruguay
------------------------------------------------ ----------------------------------------- -----------------------------------------
Empresa Brasileira de Telecomunicacoes S/A                           Brazil                 98.77% owned by Embratel Participacoes
Embratel                                                                                                     S. A
------------------------------------------------ ----------------------------------------- -----------------------------------------
ESAG Holdings Participacoes S.A.                                     Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
Express Communications, Inc.                                         Nevada
------------------------------------------------ ----------------------------------------- -----------------------------------------
Fibercom of Missouri, Inc.                                          Missouri
------------------------------------------------ ----------------------------------------- -----------------------------------------
FiberNet Rochester, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Fibernet, Inc.                                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Fox Court Nominees Limited                                       United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
Gemini Submarine Cable System (UK) Limited                       United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
Gemini Submarine Cable System Limited                               Bermuda                   50% owned by Atlantic Ocean Cables
                                                                                                           Limited
------------------------------------------------ ----------------------------------------- -----------------------------------------
Gemini Submarine Cable System, Inc.                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Gollum Investments Inc.                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Goriot Investments Inc.                                              Cayman
------------------------------------------------ ----------------------------------------- -----------------------------------------
Guimar Holdings S.A.                                                 Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
Healan Communications, Inc.                                         Georgia
------------------------------------------------ ----------------------------------------- -----------------------------------------
ICI Capital LLC                                                     Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
IDB Communications Group Limited                                 United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
IDB London Gateway Limited                                       United Kingdom                50% owned by MCI Communications
                                                                                                         Corporation
------------------------------------------------ ----------------------------------------- -----------------------------------------
INnet International N.V.                                            Belgium
------------------------------------------------ ----------------------------------------- -----------------------------------------
Innet Luxembourg S.A.                                              Luxembourg
------------------------------------------------ ----------------------------------------- -----------------------------------------
Innet N.V.                                                          Belgium
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       5

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
Innet Netherlands                                                 Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
Institutional Communications Company                                Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intelligent Investment Partners, Inc.                               Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intermedia Capital, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intermedia Communications Inc.                                      Delaware                        90% owned by Applicant
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intermedia Communications of Virginia, Inc.                         Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intermedia Investment, Inc.                                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intermedia Licensing Company                                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Intermedia Services LLC                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Internet Connect Centre B.V.                                      Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
lnterNLnet B.V.                                                   Netherlands               50% owned by UUNET Technologies, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
J.B. Teleco, Inc.                                                   Missouri
------------------------------------------------ ----------------------------------------- -----------------------------------------
Jones Lightwave of Denver, Inc.                                     Colorado
------------------------------------------------ ----------------------------------------- -----------------------------------------
M.K. International SA                                               France
------------------------------------------------ ----------------------------------------- -----------------------------------------
Marconi Telegraph Cable Company, Inc.                               New York
------------------------------------------------ ----------------------------------------- -----------------------------------------
McCourt Cable and Communications Limited                         United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI (CIS) LLC                                                        Russia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Bolivian Investments Company S.A.                               Bolivia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Canada, Inc.                                                    Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Communications Corporation                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Equipment Acquisition Corporation                               Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI European Holdings Limited                                    United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Finance Limited                                              United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Galaxy III Transponder Leasing, Inc.                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Global Access Corporation                                       New York
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Global Support Corporation                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Internacional Guatemala, Sociedad Anonima                      Guatemala
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Argentina) S.A.                                 Argentina
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Chile) S.A.                                       Chile
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Colombia) Ltda.                                  Colombia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (France) S.A.R.L.                                  France
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Ireland) Limited                                 Ireland
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Italy) S.R.L.                                     Italy
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Japan) Co., Ltd.                                  Japan
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International (Portugal) Telecomunicacoes,                      Portugal
Lda.
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International Panama, S.A.                                       Panama
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International Services, L.L.C.                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International Telecommunications                                Delaware
Corporation
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International Telecomunicacoes do Brasil                         Brazil
Ltda.
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       6

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International Telecommunications Holding                        Delaware
Corporation
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI International, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Investments Holdings, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Network Technologies, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Omega Properties, Inc.                                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Payroll Services, LLC                                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Research, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Solutions Telecomunicacoes Ltda.                                 Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Systemhouse L.L.C.                                              Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Telecommunications (Israel) Ltd.                                 Israel
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Telecommunications (South Africa)                             South Africa
(Proprietary) Limited
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Telecommunications Limited                                   United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Transcon Corporation                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Wireless, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom (Ireland) Limited                                      Ireland
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom (Spain), S.A.                                           Spain
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom A.G.                                                 Switzerland
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom AS                                                      Norway
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Asia Pacific Limited                                Cayman Islands
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Asia Pte. Limited                                     Singapore
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Australia Pty Limited                                 Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom B.V.                                                 Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Brands, L.L.C.                                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Brazil LLC                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Brooks Telecom, LLC                                    Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Capital Management Corporation                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Communications (Ireland) Limited                       Ireland
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Communications Japan Ltd.                               Japan
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Communications of Virginia, Inc.                       Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Communications, Inc.                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Deutschland GmbH                                       Germany
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Financial Management Corporation                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Finland Oy                                             Finland
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Global Networks U.S., Inc.                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Holding B.V.                                         Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Holding France                                          France
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom India Private Limited                                   India
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI Worldcom International (Hungary)                                Hungary
Telecommunications Ltd.
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       7

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM International, Inc.                                    Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Japan Limited                                           Japan
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Korea Limited                                           Korea
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Limited                                             United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Malaysia SDN.BHD                                       Malaysia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Management Company, Inc.                               Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM MFS Telecom, LLC                                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Network Services of Virginia, Inc.                     Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Network Services, Inc.                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom New Zealand Limited                                  New Zealand
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Peru SRL                                                 Peru
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Philippines, Inc.                                    Philippines
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Receivables Corporation                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom S.A.                                                    France
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom S.p.A.                                                  Italy
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WORLDCOM Synergies Management Company, Inc.                     Delaware                  89.5% owned by MCI Communications
                                                                                                         Corporation
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Taiwan Co. Ltd.                                      Taiwan, ROC
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Telecommunication Services                             Austria
Austria Gesellschaft m.b.H.
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Telecommunications (Hellas)                             Greece
Single-Member Limited Liability Company
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldCom Telecommunications (Czech                           Czech Republic
Republic), s.r.o.
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI WorldPhone Limited                                           United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI/OTI Corporation                                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCI-CIS                                                              Russia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCImetro Access Transmission Services LLC                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MCImetro Access Transmission Services of                            Virginia
Virginia, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
MEDUSA Beteiligungsverwaltungs-Gesellschaft                         Germany
Nr. 32 mbH
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metrex Corporation                                                  Georgia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Alabama, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Arizona, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Baltimore, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of California, Inc.                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Columbus, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       8

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Connecticut, Inc.                     Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Dallas, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Delaware, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Denver, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Detroit, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Florida, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Hawaii, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Houston, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Indianapolis,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Iowa, Inc.                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Kansas City,                          Missouri
Missouri, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Kansas, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Kentucky, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Massachusetts,                        Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Minneapolis/St.                       Delaware
Paul, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Nebraska, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Nevada, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of New Hampshire,                     New Hampshire
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of New Jersey, Inc.                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of New Orleans, Inc.                     Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of New York, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of North Carolina,                       Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Ohio, Inc.                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Oklahoma, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Oregon, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Philadelphia,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       9

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Pittsburgh, Inc.                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Rhode Island,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Seattle, Inc.                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of St. Louis, Inc.                       Missouri
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Tennessee, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Virginia, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems of Wisconsin, Inc.                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Metropolitan Fiber Systems/McCourt, Inc.                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS CableCo U.S., Inc.                                              Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Communications of Canada, Inc.                                   Canada
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Datanet, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Foreign Personnel, Inc.                                        California
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Global Communications, Inc.                                     Delaware
(f/k/a MCI WorldCom Services Co.)
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Globenet, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS International Holdings, L.L.C.                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS International Opportunities, Inc.                               Delaware
(f/k/a MCI WorldCom Marketing Co.)
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Network Technology Ltd.                                      United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Telecom, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Telephone of Missouri, Inc.                                     Missouri
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Telephone of New Hampshire, Inc.                             New Hampshire
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Telephone of Virginia, Inc.                                     Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS Telephone, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFS/C-TEC                                                          New Jersey
------------------------------------------------ ----------------------------------------- -----------------------------------------
MFSA Holding, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Military Communications Center, Inc.                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International A/S                                                Denmark
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International AS                                                  Norway
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Limited (New Zealand)                            New Zealand
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Limited                                         United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Project Management Pte Limited                    Singapore
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Project Management Pty Limited                    Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Project Management S.L.                             Spain
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Projekt Menedzsment Kft.                           Hungary
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International S.A.                                              Luxembourg
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International S.r.l.                                              Italy
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       10

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International s.r.o.                                          Czech Republic
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Sp. z o.o.                                          Poland
------------------------------------------------ ----------------------------------------- -----------------------------------------
MK International Telekommunikationsgesellschaf                      Austria
m.b.H.
------------------------------------------------ ----------------------------------------- -----------------------------------------
MKI Cellular Limited                                             United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
MKI GmbH                                                            Germany
------------------------------------------------ ----------------------------------------- -----------------------------------------
MKI Project Management Private Limited                               India
------------------------------------------------ ----------------------------------------- -----------------------------------------
MKI Taiwan Limited                                                   Taiwan
------------------------------------------------ ----------------------------------------- -----------------------------------------
MKIP - Gestao de Projectos, Lda.                                    Portugal
------------------------------------------------ ----------------------------------------- -----------------------------------------
MobileComm Europe Inc.                                              Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel (UK) Limited                                                United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel American Radiodetermination Corporation                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Asia, Inc.                                                     Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Cellular, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Chile S.A.                                                      Chile
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel del Ecuador S.A.                                               Ecuador
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Digital Services, Inc.                                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Guatemala S.A.                                                Guatemala               50% owned by SkyTel Communications, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel International, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Latin America, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Microwave, Inc.                                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Service Corporation                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Space Technologies Corporation                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Technologies, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Mtel Uruguay S.A.                                                   Uruguay
------------------------------------------------ ----------------------------------------- -----------------------------------------
N.C.S. Equipment Corporation                                        New York
------------------------------------------------ ----------------------------------------- -----------------------------------------
N.V. WorldCom S.A.                                                  Belgium                 50% owned by MCI WORLDCOM
                                                                                            International, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
National Telecommunications of Florida, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Netwave Systems, Inc.                                              Louisiana
------------------------------------------------ ----------------------------------------- -----------------------------------------
networkMCI, Inc.                                                    Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
New England Fiber Communications L.L.C.                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
New Startel Participacoes Ltda                                       Brazil                 99.99% owned by Startel-Participacoes
                                                                                                            Ltda.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Northeast Networks, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Nova Cellular Co.                                                   Illinois
------------------------------------------------ ----------------------------------------- -----------------------------------------
NTC, Inc.                                                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Nubal S.A.                                                          Uruguay
------------------------------------------------ ----------------------------------------- -----------------------------------------
Overseas Telecommunications, Inc.                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
OzEmail Fax Investments Pty Limited                                Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
OzEmail Pty Limited                                                Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Palau Telecomunicacoes Ltda.                                         Brazil                 99.99% owned by Empresa Brasileira de
                                                                                                Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       11

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
Participation Investments Inc.                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Ponape Telecomunicacoes Ltda.                                        Brazil                 99.99% owned by Embratel Participacoes
                                                                                                             S.A.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Power Up Pty Limited                                               Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Proceda Tecnologia e Informatica, S.A.                               Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
PT MCI WorldCom Indonesia                                          Indonesia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Satalite Data Networks Ltd.                                        Mauritius               50.1% owned by UUNET International Ltd.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Satelitte Data Networks (Pty) Ltd.                                South Africa
------------------------------------------------ ----------------------------------------- -----------------------------------------
Savannah Yacht & Ship, LLC                                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
SE Network Access Pty Limited                                      Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
SkyTel Communications, Inc.                                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
SkyTel Corp.                                                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
SkyTel Panama                                                        Panama
------------------------------------------------ ----------------------------------------- -----------------------------------------
SkyTel Payroll Services, LLC                                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Smartcom Cellular                                                 South Africa             50.1% owned by UUNET International Ltd.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Southern Wireless Video, Inc.                                       Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Southernnet of South Carolina, Inc.                              South Carolina
------------------------------------------------ ----------------------------------------- -----------------------------------------
Southernnet Systems, Inc.                                           Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Southernnet, Inc.                                                   Georgia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Star One S.A.                                                        Brazil                  80.1% owned by Empresa Brasileira de
                                                                                                Telecomunicacoes S/A Embratel
------------------------------------------------ ----------------------------------------- -----------------------------------------
Star One S.A. Chile Limitada                                         Chile                      99.99% owned by Star One S.A.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Star One Argentina S.R.L.                                          Argentina                    99.92% owned by Star One S.A.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Startel-Participacoes Ltda.                                          Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
Telecom*USA, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Teleconnect Company                                                   Iowa
------------------------------------------------ ----------------------------------------- -----------------------------------------
Teleconnect Long Distance Services & Systems                          Iowa
Co.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Telefonica Pan Americana MCI, BV                                  Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
Tenant Network Services, Inc.                                      California
------------------------------------------------ ----------------------------------------- -----------------------------------------
The Public IP Exchange Limited                                   United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
TMC Communications, Inc.                                           California
------------------------------------------------ ----------------------------------------- -----------------------------------------
TransCall America, Inc.                                             Georgia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Tru Vision Wireless, Inc.                                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Tru Vision-Flippin, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
TTI National, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Unipalm Group plc                                                United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
Unipalm Limited                                                  United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET ApS                                                           Denmark
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Argentina S.R.L.                                             Argentina
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Australia Limited                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Austria GmbH                                                  Austria
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Brasil Ltda                                                    Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Botswana (Pty) Ltd.                                           Botswana                80% owned by UUNET International Ltd.
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       12

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Caribbean, Inc.                                               Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Czech, s.r.o.                                              Czech Republic
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Deutschland GmbH                                              Germany
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Development B.V.                                            Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Equipment Singapore Pte. Ltd.                                Singapore
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET European Operations Center B.V.                             Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Finland Oy                                                    Finland
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET France S.A.                                                    France
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNet Global Alliances, Inc. (f/k/a MCI                             Delaware
WorldCom Transmission Co.)
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Hellas EPE                                                     Greece
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Holding B.V.                                                Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Holdings Australia Pty Ltd.                                  Australia
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Holdings Corp.                                                Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Holdings GmbH                                                 Germany
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Hong Kong Limited                                            Hong Kong
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Hungary Kft                                                   Hungary
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET International (Chile) Limitada                                 Chile
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET International Ltd.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET International Panama, S.A.                                     Panama
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Ireland Limited                                               Ireland
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Israel Internet Service Provider Ltd.                          Israel
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Italia S.R.L.                                                  Italy
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Japan Ltd.                                                    Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Japan, Inc.                                                    Japan
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Kenya Ltd.                                                     Kenya
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Malaysia Sdn. Bhd.                                            Malaysia
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Mexico, S. de R. L. de C.V.                                    Mexico
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Namibia (Pty) Ltd.                                            Namibia
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Norway AS                                                      Norway
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Payroll Services, LLC                                         Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Peru S.R.L.                                                     Peru
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Pipex B.V.                                                  Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Pipex Belgium, N.V.                                           Belgium
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Polska Sp. z o.o.                                              Poland
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Portugal Sociedade Unipessoal Lda                             Portugal
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET SA Pty Limited                                              South Africa
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Schweiz GmbH                                                Switzerland
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Services Amsterdam B.V.                                     Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Services B.V.                                               Netherlands
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Singapore Pte. Ltd.                                          Singapore
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Sweden AB                                                      Sweden
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Technologies, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Venezuela C.A.                                               Venezuela
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       13

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Vostok OOO                                               Russian Federation
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUNET Zambia Ltd.                                                    Zambia
------------------------------------------------ ----------------------------------------- -----------------------------------------
UUSociedad Espanola de Servicios de Internet,                        Spain
UUNET, S.L.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Virginia Metrotel, Inc.                                             Virginia
------------------------------------------------ ----------------------------------------- -----------------------------------------
Virtua Investments Inc.                                              Cayman
------------------------------------------------ ----------------------------------------- -----------------------------------------
Western Business Network, Inc.                                     California
------------------------------------------------ ----------------------------------------- -----------------------------------------
Wireless Enterprises LLC                                            Delaware                 25% owned by Wireless One, Inc.,
                                                                                           25% owned by CS Wireless Systems,
                                                                                                          Inc. and
                                                                                               25% owned by WorldCom Broadband
                                                                                                       Solutions, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Wireless One of Bryan, Texas, Inc.                                  Delaware                   80% owned by Wireless One, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
Wireless One, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
Wireless Video Enhanced Services                                   California
------------------------------------------------ ----------------------------------------- -----------------------------------------
Wireless Video Enterprises, Inc.                                   California
------------------------------------------------ ----------------------------------------- -----------------------------------------
Wireless Video Services                                            California
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Advanced Networks Consulting Limited                    United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Advanced Networks Limited                               United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Aktiebolag                                                  Sweden
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Broadband Solutions, Inc.                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Canada Ltd.                                                 Canada
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Caribbean, Inc.                                            New York
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Colombia S.A.                                              Colombia
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Communications GmbH                                        Germany
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Communications India Private Limited                        India
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom de Venezuela, S.A.                                        Venezuela
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Development S.A.                                           Belgium
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom East, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Egypt LLC                                                   Egypt
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom ETC, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Federal Systems, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Funding Corporation                                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Global Networks Limited                                    Bermuda
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Global Strategic Alliances, Inc.                           Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WoridCom Global Strategic Alliances                                 Delaware
International, Inc.
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Holding do Brazil, Ltda.                                    Brazil
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Holding (Hong Kong) Limited                               Hong Kong
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom ICC, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Intermedia Communications Corporation                      Delaware
(f/k/a Shared Technologies Fairchild
Communications Corporation)
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Intermedia Telecom, Inc. (f/k/a                            Delaware
Shared Technologies Fairchild Telecom, Inc.)
------------------------------------------------ ----------------------------------------- -----------------------------------------


                                       14

------------------------------------------------ ----------------------------------------- -----------------------------------------
                                                       JURISDICTION OF INCORPORATION            PERCENTAGE OF VOTING SECURITIES
                                                       -----------------------------            -------------------------------
AFFILIATE                                                OR QUALIFICATION                       OWNED IF LESS THAN 100%
---------                                                ----------------                       -----------------------
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Intermedia, Inc. (f/k/a Shared                             Delaware
Technologies Fairchild, Inc.)
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom International Data Services, Inc.                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom International El Salvador, S.A. de                       El Salvador
C.V.
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom International Internet and                                  Turkey
Telecommunication Services LLC
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom International Mobile Services LLC                          Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom International Mobile Services, Inc.                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom International, Inc.                                        Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Network Services Asia, Inc.                                 Korea
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom New Zealand Limited (f/k/a Voyager NZ                    New Zealand
Limited)
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Northern Limited                                        United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Overseas Holdings, Inc.                                    Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Payroll Services, LLC                                      Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Purchasing, LLC                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Switzerland LLC                                            Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Telecommunications A/S                                     Denmark
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Ventures, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom West Indies Limited                                   Trinidad & Tobago
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Wireless (UK) Limited                                   United Kingdom
------------------------------------------------ ----------------------------------------- -----------------------------------------
WorldCom Wireless, Inc.                                             Arizona
------------------------------------------------ ----------------------------------------- -----------------------------------------



           See Item 4 for directors and executive officers of the Applicant, some of whom may be deemed to be affiliates of the Applicant by virtue of their position. As of the date of this application, it is expected that certain of the Applicant's Subsidiaries will be merged into each other on or around the effective date of the Plan (the "Effective Date"). The Applicant upon the Effective Date will reincorporate under the laws of the State of Delaware and change its name to MCI, Inc.

                             MANAGEMENT AND CONTROL

ITEM 4.    DIRECTORS AND EXECUTIVE OFFICERS.

           (a) The following table sets forth the names of and all offices held by all current directors and executive officers of the Applicant.* Except as otherwise noted below, the address for each director and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.


           Name                                Office                                       Address
           ----                                ------                                       -------
           Michael D. Capellas                 Chairman of the Board of Directors
                                               and Chief Executive Officer

           Richard R. Roscitt                  President and Chief Operating Officer

           Cynthia K. Andreotti                President, Business Markets

           Robert T. Blakely                   Executive Vice President and Chief
                                               Financial Officer

           Seth D. Blumenfeld                  President, WorldCom International            WorldCom, Inc.
                                                                                            2 International Drive
                                                                                            Rye Brook, NY  10573
           Fred M. Briggs                      President, Operations and Technology

           Daniel L. Casaccia                  Executive Vice President, Human Resources

           Jonathan Crane                      Executive Vice President, Strategy and       WorldCom, Inc.
                                               Marketing                                    650 Elm Street
                                                                                            Manchester, NH  03101
           Victoria D. Harker                  Senior Vice President, Finance

           Wayne E. Huyard                     President, Mass Markets

           Anastasia D. Kelly                  Executive Vice President, General Counsel
                                               and Secretary

           Grace Chen Trent                    Vice President and Chief of Staff

           Dennis R. Beresford                 Director                                     J.M. Tull School of Accounting
                                                                                            Terry College of Business
                                                                                            The University of Georgia
                                                                                            Athens, GA 30602

           Nicholas deB. Katzenbach            Director                                     33 Greenhouse Drive
                                                                                            Princeton, NJ 08540

           C.B. Rogers, Jr.                    Director                                     Equifax, Inc.
                                                                                            3060 Peachtree Road - Suite 240
                                                                                            Atlanta, GA 30305

-----------------
* With respect to vice presidents of the Applicant, the table includes only those vice presidents who are in charge of a principal business unit, division or function or who perform a policy making function.

           (b) It is currently anticipated that the following shall serve as directors of the Applicant's reorganized Board of Directors as of the Effective
Date: Michael D. Capellas, Nicholas deB. Katzenbach, Dennis R. Beresford, C.B. Rogers, Jr., W. Grant Gregory, Judith Haberkorn, Laurence E. Harris, Eric Holder, and David Matlin. It is expected that existing executive officers of the Applicant shall continue to serve in their current capacities after the Effective Date.

Names                                 Addresses
-----                                 ---------

Michael D. Capellas                   See Item 4(a)

Nicholas deB. Katzenbach              See Item 4(a)

Dennis R. Beresford                   See Item 4(a)

C.B. Rogers, Jr.                      See Item 4(a)

W. Grant Gregory                      Gregory & Hoenemeyer, Inc.
                                      2 Greenwich Plaza
                                      Greenwich, CT 06830

Judith Haberkorn                      101 Paddock Place
                                      Ponte Vedra Beach, FL 32082

Laurence E. Harris                    c/o Patton Boggs LLP
                                      2550 M Street, N.W.
                                      Washington, DC 20037

Eric Holder                           c/o Covington & Burling
                                      1201 Pennyslvania Avenue, N.W.
                                      Washington, DC 20004

David Matlin                          Matlin Patterson Global Advisers, LLC
                                      520 Madison Avenue
                                      New York, NY 10022


ITEM 5.    PRINCIPAL OWNERS OF VOTING SECURITIES.

           (a) As of the date of this application, Applicant believes that based on filings with the Securities and Exchange Commission there currently are no persons owning 10% or more of the Applicant's voting securities.

           (b) Presented below is certain information regarding each person expected, on the basis of present holdings, commitments and information, to own 10% or more of the Applicant voting securities to be outstanding as of the Effective Date.

                                                                                                         Percentage of Voting
                                                                                                         --------------------
                 Name and                                                           Amount Expected     Securities Expected To
                 --------                                                           ---------------     ----------------------
         Complete Mailing Address               Title of Class Owned                 To Be Owned              Be Owned
         ------------------------               --------------------                 -----------              --------
  Matlin Patterson Global Opportunities             Common Stock                      55,307,058                    17%
              Partners L.P.
           520 Madison Avenue
           New York, NY 10022

         Financial Ventures, LLC                    Common Stock                      40,241,019                   12.64%
           1105 North Market Street
               Suite 1300
           Wilmington, DE 19801



                                  UNDERWRITERS

ITEM 6.    UNDERWRITERS.

           (a) Within the three years prior to the date of the filing of this application, the following have acted as an underwriter of the following securities of the Applicant which are outstanding on the date of this application:


SECURITIES                                         UNDERWRITER AND ADDRESS
----------                                         -----------------------
7.375% Dealer Remarketable Securities
 (DRS) due 2011
7.375% Notes due 2006

                                                  J.P. Morgan Securities Inc.
                                                  270 Park Avenue
                                                  New York, NY 10017




                                                 Utendahl Capital Partners, L.P.
                                                 30 Broad Street 31st Floor
                                                 New York, NY 10004


6.500% Senior Notes due 2004
7.500% Senior Notes due 2011
8.250% Senior Notes due 2031

                                                  J.P. Morgan Securities Inc.
                                                  270 Park Avenue
                                                  New York, NY 10017




                                       17

                                                 Salomon Smith Barney Inc.
                                                 388 Greenwich Street
                                                 New York, NY 10003


                                                 Banc of America Securities LLC
                                                 600 Montgomery Street
                                                 San Francisco, CA 94111


                                                 ABN AMRO Incorporated
                                                 55 East 52 Street
                                                 New York, NY 10055


                                                 Deutsche Banc Alex.Brown Inc.
                                                 280 Park Avenue, 3rd Floor
                                                 New York, NY 10017

                                                 Tokyo-Mitsubishi International plc
                                                 26F Marunouchi Bldg, 4-1, Marunouchi
                                                 2-Chome, Chiyoda-ku, Tokyo 100-6326, Japan


                                                 Westdeutsche Landesbank Girozentrale
                                                 Woolgate Exchange 25
                                                 Basinghall Street
                                                 London EC2V 5HA

                                                 BNP Paribas Securities Corp.
                                                 787 Seventh Avenue
                                                 New York, NY 10019


                                                 Caboto Holding SIM S.p.A.
                                                 90 Queen Street
                                                 London EC4N 1SA


                                                 Fleet Securities, Inc.
                                                 26 Broadway
                                                 New York, NY 10004

                                                 Mizuho International plc
                                                 Marunouchi Center Building
                                                 6-1 Marunouchi 1-chome, Chiyoda-ku
                                                 Tokyo, Japan


                                                 Blaylock & Partners, L.P.
                                                 399 Park Avenue, 15th Floor
                                                 New York, NY 10022

                                                 Utendahl Capital Partners, L.P
                                                 30 Broad Street 31st Floor
                                                 New York, NY 10004


6.750% Senior Notes due 2008
7.250% Senior Notes due 2008

                                                 J.P. Morgan Securities Ltd.
                                                 270 Park Avenue
                                                 New York, NY 10017


                                       18

                                                 Salomon Brothers International Limited
                                                 388 Greenwich Street
                                                 New York, NY 10003.


                                                 Banc of America Securities Limited
                                                 600 Montgomery Street
                                                 San Francisco, CA 94111


                                                 ABN AMRO Bank N.V.
                                                 199 Bishopsgate
                                                 London EC2M 4AA

                                                 Deutsche Bank AG London
                                                 Winchester House
                                                 1 Great Winchester Street
                                                 London EC2N 2DB

                                                 Tokyo-Mitsubishi International plc
                                                 26F Marunouchi Bldg, 4-1, Marunouchi 2-Chome,
                                                 Chiyoda-ku, Tokyo 100-6326, Japan


                                                 Westdeutsche Landesbank Girozentrale
                                                 Woolgate Exchange 25
                                                 Basinghall Street
                                                 London EC2V 5HA

                                                 BNP Paribas 10
                                                 Harewood Ave
                                                 London NW1 6AA

                                                 Caboto Holding SIM S.p.A.
                                                 90 Queen Street
                                                 London EC4N 1SA


                                                 Robertson Stephens International Limited
                                                 1633 Broadway, 29th Floor
                                                 New York, NY 10019

                                                 Mizuho International plc
                                                 Marunouchi Center Building 6-1
                                                 Marunouchi 1-chome, Chiyoda-ku
                                                 Tokyo, Japan


                                                 Blaylock & Partners, L.P.
                                                 399 Park Avenue, 15th Floor
                                                 New York, NY 10022

                                                 Utendahl Capital Partners, L.P.
                                                 30 Broad Street, 31st Floor
                                                 New York, NY 10004


           (b) No person is acting as principal underwriter of the securities proposed to be offered pursuant to the Indenture.

                               CAPITAL SECURITIES

ITEM 7.    CAPITALIZATION.

           (a) (1) The following table sets forth certain information with respect to each authorized class of securities of the Applicant as of July 18, 2003. (The footnotes, which describe the voting rights with respect to the voting securities of Applicant, are contained in subsection (b) below.)


                                Title of Class                                     Amount Authorized      Amount Outstanding+
                                --------------                                     -----------------      -------------------
WorldCom Group Common Stock, par value $0.01 per share(1)                            4,850,000,000             2,970,796,599*

MCI Group Common Stock, par value $0.01 per share(2)                                   150,000,000               118,733,605*

Series D Junior Convertible preferred stock, par value $0.01 per share(3)                   53,724                     42,092

Series E Junior Convertible preferred stock, par value $0.01 per share(4)                   64,047                     52,532

Series F Junior Convertible preferred stock, par value $0.01 per share(5)                   79,600                     79,513

7.375% Dealer Remarketable Securities (DRS) due 2003                                $1,000,000,000             $1,038,309,028

7.875% Senior Notes due 2003                                                        $1,000,000,000             $1,014,437,500

6.250% Senior Notes due 2003                                                          $600,000,000               $616,250,000

7.550% Senior Notes due 2004                                                          $600,000,000               $613,841,667

6.500% Senior Notes due 2004                                                        $1,500,000,000             $1,517,875,000

6.400% Senior Notes due 2005                                                        $2,250,000,000             $2,312,400,000

7.375% Senior Notes due 2006                                                        $1,000,000,000             $1,038,104,167

8.000% Senior Notes due 2006                                                        $1,250,000,000             $1,268,333,333

7.750% Senior Notes due 2007                                                        $1,100,000,000             $1,126,048,611

6.750% Senior Notes due 2008                                                        $1,264,500,000             $1,280,167,675

7.250% Senior Notes due 2008                                                          $788,550,000               $799,044,196

8.250% Senior Notes due 2010                                                        $1,250,000,000             $1,268,906,250

7.500% Senior Notes due 2011                                                        $4,000,000,000             $4,055,000,000

7.750% Senior Notes due 2027                                                          $300,000,000               $307,104,167

6.950% Senior Notes due 2028                                                        $1,750,000,000             $1,802,704,167

8.250% Senior Notes due 2031                                                        $4,600,000,000             $4,669,575,000


--------------------------------
+ With respect to the Notes, the outstanding amount indicated includes principal amount and accrued interest as of July 20, 2002.


* Net of treasury shares.

           (2) The following table sets forth certain information with respect to each class of securities of the Applicant, to be authorized, as of the Effective Date.


                                  Title of Class                                Amount Authorized           Amount Outstanding
                                  --------------                                -----------------           ------------------
 Common Stock, par value $0.01 per share(6)                                     3,000,000,000               326,000,000

 Senior Notes due 2006, 2008 and 2013                                           up to 5,665,000,000         up to 5,665,000,000



           (b) (1) Each share of WorldCom Group Common Stock entitles the holder thereof to one vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders.

           (2) Each share of MCI Group Common Stock entitles the holder thereof to have a number of votes (including a fraction of one vote) equal to the quotient, rounded to the nearest 1/10,000 (.0001), of (1) the average market value of one share of MCI Group Common Stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the shareholders entitled to vote, divided by (2) the average market value of one share of WorldCom Group Common Stock during such 20-trading day period.

           (3) Each share of Series D Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

           (4) Each share of Series E Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

           (5) Each share of Series F Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

           (6) As of the Effective Date, each share of New Common Stock will entitle the holder thereof to one vote on each matter submitted to a vote at all meetings of holders of Applicant's New Common Stock.

                              INDENTURE SECURITIES

ITEM 8.    ANALYSIS OF INDENTURE PROVISIONS.

           The following is a general description of certain provisions of the Indentures to be qualified. The description is qualified in its entirety by reference to the form of Indenture filed as an exhibit hereto. Capitalized terms used below and not defined herein have the same meanings as in the Indenture.

           EVENTS OF DEFAULT; WITHHOLDING OF NOTICE.

           Events of Default under the Indenture occur upon:

           (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

           (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

           (c) failure to comply with the provisions of Sections 4.14, 4.21 or
5.01 the Indenture;

           (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Applicant;

           (e) a default under any Debt by the Applicant or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at Stated Maturity, in an aggregate amount greater than $100 million or its foreign currency equivalent at the time and such acceleration has not been rescinded within 60 days;

           (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $100 million (or its foreign currency equivalent at the time) in excess of amounts which the Applicant's insurance carriers have agreed to pay under applicable policies that shall be rendered against the Applicant or any Restricted Subsidiary that is a Significant Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

           (g) except as permitted by the Indenture, any Subsidiary Guaranty is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or the Applicant, any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guaranty; and

           (h) the Applicant or any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

           (A) commences a voluntary case;

           (B) consents to the entry of an order for relief against it in an involuntary case;

           (C) consents to the appointment of or taking possession by a custodian, receiver, liquidator, trustee, assignee or sequestrator of it or for all or substantially all of its property; or

           (D) makes a general assignment for the benefit of its creditors.

           (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (A) is for relief against the Applicant or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case; or

           (B) appoints a custodian, receiver, liquidator, trustee, assignee or sequestrator of the Applicant or any of its Significant Subsidiaries or for all or substantially all of the property of the Applicant or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

           (C) orders the liquidation of the Applicant or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

           and the order or decree remains unstayed and in effect for 60 consecutive days.

           The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

           AUTHENTICATION AND DELIVERY OF SENIOR NOTES; APPLICATION OF PROCEEDS.

           The Senior Notes shall be executed on behalf of the Applicant by one Officer of the Applicant. Such signature may be either manual or facsimile. If an Officer whose signature is on a Senior Note no longer holds that office at the time the Trustee authenticates the Senior Note, the Senior Note shall be valid nevertheless.

           A Senior Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. The Senior Notes shall be issuable only in denominations of $1,000 and integral multiples thereof. The Trustee shall issue Senior Notes upon a written order of the Applicant signed by an Officer. The Trustee may appoint an authenticating agent acceptable to the Applicant to authenticate Senior Notes. An authenticating agent may authenticate Senior Notes whenever the Trustee may do so.

           There will be no proceeds (and therefore no application of proceeds) from the issuance of the Senior Notes because the Senior Notes will be issued as part of an exchange for currently outstanding indebtedness, as provided in the Plan.

           RELEASE OR RELEASE AND SUBSTITUTION OF PROPERTY.

           Not applicable.

           SATISFACTION AND DISCHARGE OF THE INDENTURE.

           The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Senior Notes, as to all Senior Notes issued hereunder, when:

           (a) either:

                     (i) all Senior Notes that have been previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Senior Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Applicant and is thereafter repaid to the Applicant or discharged from the trust) have been delivered to the Trustee for cancellation; or

                     (ii) all Senior Notes that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and the Applicant has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Senior Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest on the Senior Notes to the date of deposit, in the case of Senior Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

           (b) the Applicant has paid or caused to be paid all other sums payable by it under the Indenture; and

           (c) the Applicant delivers to the Trustee an Officers' Certificate and Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied.

           STATEMENT AS TO COMPLIANCE.

           The Applicant shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Applicant and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Applicant and its Subsidiaries have kept, observed, performed and fulfilled their obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Applicant and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in the Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Applicant is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Senior Notes is prohibited or if such event has occurred, a description of the event and what action the Applicant is taking or proposes to take with respect thereto. The Applicant shall comply with TIA Section 314(a)(2).

           So long as not contrary to then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) of the Indenture shall be accompanied by a written statement of the Applicant's independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Applicant has violated any provisions of Article 4 or
Article 5 of the Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

           The Applicant shall deliver to the Trustee, within 10 Business Days after becoming aware of the occurrence thereof, written notice in the form of an Officers' Certificate of any Default or an Event of Default, its status and what action the Applicant is taking or proposes to take with respect thereto.

ITEM 9.    OTHER OBLIGORS.

           The Applicant's obligations with respect to the Senior Notes will be guaranteed by substantially all of the Applicant's domestic Subsidiaries as of the Effective Date.

CONTENTS OF APPLICATION FOR QUALIFICATION. THIS APPLICATION FOR QUALIFICATION COMPRISES--

           (a) Pages numbered 1 to 29, consecutively (including an attached Exhibit Index).

           (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified.
                     See Exhibit T3G.


           (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

                     Exhibit T3A-1      Articles of Amendment to the Second
                                        Amended and Restated Articles of
                                        Incorporation of Applicant (amending
                                        former Article Seven by inserting
                                        Articles Seven D, E, F, and G)
                                        (incorporated herein by reference to
                                        Exhibit 3.1 to Applicant's registration
                                        statement on Form S-8 dated August 22,
                                        2001 (Registration No. 333-68204)).

                     Exhibit T3A-2      Articles of Amendment to the Second
                                        Amended and Restated Articles of
                                        Incorporation of Applicant (amending
                                        former Article Four by deleting the text thereof and substituting new Article
                                        Four) (incorporated herein by reference
                                        to Exhibit 3.2 to Applicant's
                                        registration statement on Form S-8 dated
                                        August 22, 2001 (Registration No.
                                        333-68204)).

                     Exhibit T3A-3      Articles of Amendment to the Second
                                        Amended and Restated Articles of
                                        Incorporation of Applicant (amending
                                        former Article Eleven by deleting the
                                        text thereof and substituting new
                                        Article Eleven) (incorporated herein by
                                        reference to Exhibit 3.3 to Applicant's
                                        registration statement on Form S-8 dated
                                        August 22, 2001 (Registration No.
                                        333-68204)).

                     Exhibit T3A-4      Second Amended and Restated Articles of
                                        Incorporation of Applicant (including
                                        preferred stock designations), as
                                        amended as of May 1, 2000 (incorporated
                                        herein by reference to Exhibit 3.4 to
                                        Applicant's registration statement on
                                        Form S-8 dated August 22, 2001
                                        (Registration No. 333-68204)).

                     Exhibit T3B-1      Restated Bylaws of Applicant
                                        (incorporated by reference to Exhibit
                                        99.2 to Applicant's current report on
                                        Form 8-K dated October 23, 2002 (File
                                        No. 0-11258)).

                     Exhibit T3C-1*     Form of Indenture between Applicant and
                                        the Trustee governing Senior Notes due
                                        2013.

                     Exhibit T3C-2*     Form of Indenture between Applicant and
                                        the Trustee governing Senior Notes due
                                        2008.

                     Exhibit T3C-3*     Form of Indenture between Applicant and
                                        the Trustee governing Senior Notes due
                                        2006.

                     Exhibit T3D        Not Applicable.

                     Exhibit T3E-1      Disclosure Statement for Debtors' Joint
                                        Plan of Reorganization, dated May 23,
                                        2003 (previously filed).

                     Exhibit T3E-2      Debtors' Joint Plan of Reorganization
                                        Under Chapter 11 of the Bankruptcy Code, dated May 23, 2003 (previously filed).

                     Exhibit T3E-3      Debtors' Amended Joint Plan of
                                        Reorganization Under Chapter 11 of the
                                        Bankruptcy Code, dated July 9, 2003
                                        (incorporated by reference to Exhibit
                                        2.1 to Applicant's current report on
                                        Form 8-K dated July 17, 2003 (File No.
                                        0-11258)).

                     Exhibit T3E-4      Supplement to Disclosure Statement for
                                        Debtors' Joint Plan of Reorganization,
                                        dated July 9, 2003 (incorporated by
                                        reference to Exhibit 2.2 to Applicant's
                                        current report on Form 8-K dated July
                                        17, 2003 (File No. 0-11258)).

                     Exhibit T3E-5      Second Supplement to Disclosure
                                        Statement for Debtors' Joint Plan of
                                        Reorganization, dated August 6, 2003
                                        (incorporated by reference to Exhibit 99 to Applicant's current report on Form
                                        8-K dated August 8, 2003 (File No.
                                        0-11258)).

                     Exhibit T3E-6      Third Supplement to Disclosure Statement
                                        for Debtors' Joint Plan of
                                        Reorganization, dated September 12, 2003
                                        (incorporated by reference to Exhibit 99 to Applicant's current report on Form
                                        8-K dated September 22, 2003 (File No.
                                        0-11258)).

                     Exhibit T3E-7      Debtors' Second Amended Joint Plan of
                                        Reorganization Under Chapter 11 of the
                                        Bankruptcy Code, dated September 12,
                                        2003.

                     Exhibit T3F*       Cross reference sheet showing the
                                        location in the Indenture of the
                                        provisions inserted therein pursuant to
                                        Sections 310 through 318(a), inclusive,
                                        of the Trust Indenture Act of 1939
                                        (included as part of Exhibit T3C).

                     Exhibit T3G*       Statement of eligibility and
                                        qualification of the Trustee on Form
                                        T-1.


--------------------------------
*          Filed herewith.

                                    SIGNATURE

           Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, WorldCom, Inc., a Georgia corporation, has duly caused this Amendment No. 1 to the Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Ashburn, and State of Virginia, on the 21st day of November, 2003.


                                            WORLDCOM, INC.

                                            By:  /s/ Anastasia D. Kelly
                                               ---------------------------------
                                            Name:   Anastasia D. Kelly
                                            Title:  Executive Vice President and
                                                    General Counsel

Attest:  /s/  Paul M. Eskildsen
        -------------------------------
Name:  Paul M. Eskildsen
Title: Vice President -
       Law & Public Policy

                                  EXHIBIT INDEX

Exhibit No.          Description
-----------          -----------

Exhibit T3A-1       Articles of Amendment to the Second Amended and Restated
                    Articles of Incorporation of Applicant (amending former
                    Article Seven by inserting Articles Seven D, E, F, and G)
                    (incorporated herein by reference to Exhibit 3.1 to Applicant's registration statement on Form S-8 dated August
                    22, 2001 (Registration No. 333-68204)).

Exhibit T3A-2       Articles of Amendment to the Second Amended and Restated
                    Articles of Incorporation of Applicant (amending former
                    Article Four by deleting the text thereof and substituting new Article Four) (incorporated herein by reference to
                    Exhibit 3.2 to Applicant's registration statement on Form
                    S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-3       Articles of Amendment to the Second Amended and Restated
                    Articles of Incorporation of Applicant (amending former
                    Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated herein by reference to
                    Exhibit 3.3 to Applicant's registration statement on Form
                    S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-4       Second Amended and Restated Articles of Incorporation of
                    Applicant (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 3.4 to Applicant's registration statement on Form
                    S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3B-1       Restated Bylaws of Applicant (incorporated by reference to
                    Exhibit 99.2 to Applicant's current report on Form 8-K dated
                    October 23, 2002 (File No. 0-11258)).

Exhibit T3C-1*      Form of Indenture between Applicant and the Trustee
                    governing Senior Notes due 2013.

Exhibit T3C-2*      Form of Indenture between Applicant and the Trustee
                    governing Senior Notes due 2008.

Exhibit T3C-3*      Form of Indenture between Applicant and the Trustee
                    governing Senior Notes due 2006.

Exhibit T3D         Not Applicable.

Exhibit T3E-1       Disclosure Statement for Debtors' Joint Plan of
                    Reorganization, dated May 23, 2003 (previously filed).

Exhibit T3E-2       Debtors' Joint Plan of Reorganization Under Chapter 11 of
                    the Bankruptcy Code, dated May 23, 2003 (previously filed).

Exhibit T3E-3       Debtors' Amended Joint Plan of Reorganization Under Chapter
                    11 of the Bankruptcy Code, dated July 9, 2003 (incorporated by reference to Exhibit 2.1 to Applicant's current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-4       Supplement to Disclosure Statement for Debtors' Joint Plan
                    of Reorganization, dated July 9, 2003 (incorporated by reference to Exhibit 2.2 to Applicant's current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-5       Second Supplement to Disclosure Statement for Debtors' Joint
                    Plan of Reorganization, dated August 6, 2003 (incorporated by reference to Exhibit 99 to Applicant's current report on Form 8-K dated August 8, 2003 (File No. 0-11258)).

Exhibit T3E-6       Third Supplement to Disclosure Statement for Debtors' Joint
                    Plan of Reorganization, dated September 12, 2003
                    (incorporated by reference to Exhibit 99 to Applicant's current report on Form 8-K dated September 22, 2003 (File
                    No. 0-11258)).

Exhibit T3E-7       Debtors' Modified Second Amended Joint Plan of
                    Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 31, 2003 (incorporated by reference to Exhibit
                    2.1 to Applicant's current report on Form 8-K dated November
                    18, 2003 (File No. 0-11258)).

Exhibit  T3F*       Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

Exhibit T3G*        Statement of eligibility and qualification of the Trustee on
                    Form T-1.


--------------------------------
*          Filed herewith.